Exhibit 99.1

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com	Press Release

FRANKLIN COVEY REPORTS STRONG THIRD QUARTER
FISCAL 2012 FINANCIAL RESULTS – NOW EXPECTS TO EXCEED THE
HIGH END OF ITS PREVIOUS ADJUSTED EBITDA GUIDANCE RANGE
FOR FISCAL 2012 YEAR

Strongest Third Quarter Ever for the Company’s Current Business
Adjusted EBITDA Growth of 10% and EPS Growth of 125% Over the Prior Year
Increases Fiscal 2012 Adjusted EBITDA Guidance Range to $26 Million to $27 Million

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a content and intellectual property company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal third quarter ended May 26, 2012.

The Company reported strong financial results for the third quarter of fiscal 2012, with revenues increasing to $41.3 million compared with $40.9 million in the third quarter of fiscal 2011 and $30.5 million in the third quarter of fiscal 2010.  Adjusted EBITDA for the quarter rose 10% to $5.8 million, compared with $5.2 million in the third quarter of fiscal 2011 and $2.0 million in the third quarter of fiscal 2010.  For the trailing 4 quarters, Adjusted EBITDA totaled $24.1 million, up $2.6 million, or 12%, compared with the same period of fiscal 2011.  With the significant flow-through of revenue to Adjusted EBITDA, the Company’s Adjusted EBITDA margin (Adjusted EBITDA as a percent of sales) increased to 13.9% in the third quarter of fiscal 2012 compared with 12.8% in the prior year.  For the trailing four quarters ended May 26, 2012, the Company’s Adjusted EBITDA margin increased to 14.6% compared with 13.4% for the same period of fiscal 2011.  Increased sales, improved operating margins, and a decreased effective income tax rate combined to more than double net income for the quarter to $1.6 million ($.09 per diluted share) compared with $0.7 million ($.04 per diluted share) in the third quarter of fiscal 2011.  Cash flows from Operating Activities was $18.1 million for the trailing 4 quarters and the Company had cash totaling $6.5 million at May 26, 2012 with no borrowings outstanding on its line of credit facility.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey, commented, “We are very pleased with the results achieved in our fiscal third quarter, and by the significant momentum we are seeing in our business, which drove a 23% increase in our Pipeline of Booked Days and Awarded Revenue during the quarter.  We were also pleased that after achieving 34% revenue growth and 161% Adjusted EBITDA growth in last year’s third quarter, we were able to increase both revenue and Adjusted EBITDA in this year’s third quarter.  We expect to achieve strong growth in both revenue and profitability during our fiscal fourth quarter, positioning us for continued strong growth in fiscal 2013.”

Third Quarter Financial Results

The Company’s consolidated sales increased to $41.3 million in the third quarter of fiscal 2012 compared with $40.9 million in the same quarter of fiscal 2011.  Sales increased through all of the Company’s major sales channels when compared with the prior year.  Excluding the impact of anticipated revenue declines from contracts with a governmental agency, sales through the Company’s U.S./Canada direct offices increased 5% over fiscal 2011.  International direct office sales increased during the quarter, driven by a $0.6 million improvement in sales in Japan, and many of the Company’s international licensee partners also recognized stronger sales during the quarter, resulting in a 6% increase in royalty revenues.  The Company’s National Account practices reported a 13% increase in revenues, driven by a $0.9 million increase in revenues from the Education practice.  Self-funded marketing revenues, which include public training programs, book sales, audio sales, publication royalties, and delivered speeches, decreased by $1.3 million primarily due to royalties related to new books received in fiscal 2011 that did not repeat in the third quarter of fiscal 2012.

Gross profit increased to $26.1 million compared with $25.8 million, primarily due to increased consolidated sales.  The Company’s gross margin improved slightly to 63.3% of sales compared with 63.0% of sales in the prior year.

Selling, general and administrative expenses (SG&A) increased by $0.4 million primarily due to a $0.7 million increase in advertising and promotion expense primarily for new strategic marketing initiatives and a $0.6 million increase in non-cash share-based compensation expense primarily resulting from performance awards granted in fiscal 2011.  These increases were partially offset by a $0.6 million decrease in associate costs primarily due to reduced bonuses and commissions compared with prior year bonuses and commissions generated by the significant increase in sales during fiscal 2011 and by ongoing cost reduction efforts in various areas of the Company’s operations.  Depreciation expense decreased by $0.3 million due to the full depreciation of certain assets during the quarter and amortization expense declined by $0.3 million compared with the prior year due to the full amortization of certain intangible assets in late fiscal 2011.

Adjusted EBITDA increased 10% to $5.8 million for the quarter.  Net income reflected the increase in sales, improved operating margins, and a decreased effective income tax rate and rose to $1.6 million compared with $0.7 million in fiscal 2011.  The Company’s net income benefited from improved pretax income and a significant decrease in the effective tax rate from 67% in fiscal 2011 to 42% in fiscal 2012, primarily due to the recognition of foreign tax credits during fiscal 2012.  Due to the utilization of net operating loss carryforwards, the Company’s cash paid for taxes continues to remain significantly less than its income tax expense.

Third Quarter Financial Highlights
•	Sales grew in all of the Company’s major sales channels.
•	Gross profit increased to $26.1 million on increased sales and a slight increase in gross margin.
•	Adjusted EBITDA increased 10% to $5.8 million, compared with $5.2 million in fiscal 2011.
•	Adjusted EBITDA/Sales percentage increased to 13.9% from 12.8% last year.
•	Net income more than doubled to $1.6 million compared with $0.7 million in the prior year.
•	EPS grew by 125%, to $.09 per diluted share, from $.04 per diluted share in the third quarter of fiscal 2011.
•	Cash and cash equivalents totaled $6.5 million at May 26, 2012 with no borrowings on the line of credit facility.

Fiscal 2012 Year-to-Date Financial Results

Consolidated sales for the three quarters ended May 26, 2012 increased $3.7 million to $119.4 million compared with $115.8 million in fiscal 2011.  Sales increased over the prior year despite the impact of expected sales declines from government services contracts that totaled $5.0 million for the first three quarters of fiscal 2012.  Excluding the impact of decreased government services sales, U.S./Canada direct office sales increased 6% compared with the prior year.  The Company’s sales also increased through all of its other major sales channels for the three quarters ended May 26, 2012.  Increased sales and improved gross margins led to an increase in gross profit to $77.7 million compared with $74.0 million in fiscal 2011.  Consolidated gross margin increased to 65.0% of sales compared with 63.9% of sales in the prior year, primarily due to increased international licensee royalties and book royalties received on new publications.  The Company’s SG&A expenses increased $2.8 million primarily due to increased non-cash share-based compensation costs and increased advertising and promotional costs.  Depreciation expense decreased by $0.3 million due to the full depreciation of certain assets during the third quarter of fiscal 2012.  Amortization expense declined by $0.9 million compared to the prior year due to the full amortization of certain intangible assets in late fiscal 2011.

Adjusted EBITDA increased to $17.4 million, or 20%, compared with $14.5 million in fiscal 2011.  Net income for the three quarters ended May 26, 2012 totaled $4.4 million ($.24 per diluted share) compared with $1.8 million ($.11 per diluted share) on the strength of improved pretax income and a lower effective income tax rate.

Cash flows from operating activities for the three quarters ended May 26, 2012 increased to $8.7 million compared with $6.2 million in the first three quarters of the prior year.

At May 26, 2012, the Company had $6.5 million in cash and cash equivalents, compared with $3.0 million at August 31, 2011.  Net working capital increased to $26.3 million at May 26, 2012 compared with $16.7 million on August 31, 2011 and the Company had no borrowings on its revolving line of credit facility at May 26, 2012.

Common Share Repurchase Plan

During the quarter ended May 26, 2012, the Company’s Board of Directors approved a plan to purchase up to $10.0 million of the Company’s outstanding common stock.  The Company intends to use available cash exceeding $10.0 million to make the purchases.  All previously existing common stock repurchase plans were canceled and the new common share repurchase plan does not have an expiration date.

Revolving Line of Credit Renewal

On June 15, 2012, the Company modified its revolving line of credit agreement with its existing lender.  The revolving line of credit facility now expires on March 31, 2015 and continues to provide $10.0 million of cash availability that may be used for general corporate purposes.  The Company wanted to ensure the availability of its line of credit facility over the next three years so that it can use excess cash to pursue special initiatives, such as the repurchase of shares of our common stock, and for other growth opportunities.

Fiscal 2012 Outlook

Based on its strong fiscal 2012 performance through May 26, 2012, and the strength of its booking pace and awarded revenue for the fourth quarter of fiscal 2012, the Company now expects Adjusted EBITDA for fiscal 2012 to exceed the higher end of its previously provided guidance range of $24 million to $26 million and now expects to be between $26 million to $27 million for fiscal 2012.

Earnings Conference Call

On Thursday, June 28, 2012, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended May 26, 2012.  Interested persons may participate by dialing 866-277-1182 (International participants may dial 617-597-5359), access code: 24231670.  Alternatively, a webcast will be accessible at the following Web site: http://www.media-server.com/m/acs/6366db95000185782f55f3dd5dfaea61.  A replay will be available from June 28 (7:00 pm ET) through July 5, 2012 by dialing 888-286-8010 (International participants may dial 617-801-6888), access code: 62391847.  The webcast will remain accessible through July 5, 2012 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2012; goals relating to the growth of the Company; and potential common share purchases.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended		Three Quarters Ended
	May 26,	May 28,	May 26,	May 28,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$41,274	$40,897	$119,441	$115,791

Cost of sales	15,130	15,116	41,774	41,823
Gross profit	26,144	25,781	77,667	73,968

Selling, general, and administrative	21,448	21,009	63,535	60,713
Depreciation	680	997	2,374	2,695
Amortization	622	916	1,879	2,766
Income from operations	3,394	2,859	9,879	7,794

Interest expense, net	(611)	(664)	(1,863)	(2,005)
Income before income taxes	2,783	2,195	8,016	5,789

Income tax provision	(1,166)	(1,471)	(3,575)	(3,966)
Net income	$1,617	$724	$4,441	$1,823

Net income per common share:
Basic	$0.09	$0.04	$0.25	$0.11
Diluted	0.09	0.04	0.24	0.11

Weighted average common shares:
Basic	17,797	17,067	17,765	17,030
Diluted	18,316	17,354	18,200	17,282

Other data:
Adjusted EBITDA(1)	$5,752	$5,228	$17,433	$14,519

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended			Three Quarters Ended
	May 26,	May 28,	May 29,	May 26,	May 28,
	2012	2011	2010	2012	2011
Reconciliation of net income to Adjusted EBITDA:
Net income	$1,617	$724	$135	$4,441	$1,823
Adjustments:
Interest expense, net	611	664	732	1,863	2,005
Income tax provision (benefit)	1,166	1,471	(1,165)	3,575	3,966
Amortization	622	916	929	1,879	2,766
Depreciation	680	997	915	2,374	2,695
Share-based compensation	1,056	456	331	3,301	1,264
Loss from discontinued operations, net of tax	-	-	128	-	-

Adjusted EBITDA	$5,752	$5,228	$2,005	$17,433	$14,519

Adjusted EBITDA margin	13.9%	12.8%	6.6%	14.6%	12.5%

	Trailing 4 Quarters Ended
	May 26,	May 28,
	2012	2011
Reconciliation of net income to Adjusted EBITDA:
Net income	$7,425	$1,303
Adjustments:
Interest expense, net	2,522	2,685
Income tax provision	3,249	8,469
Amortization	2,654	3,694
Depreciation	3,246	3,463
Share-based compensation	4,825	1,648
Severance costs	150	920
Income from discontinued operations, net of tax	-	(508)
Gain from sale of discontinued operations, net of tax	-	(238)

Adjusted EBITDA	$24,071	$21,436

Adjusted EBITDA margin	14.6%	13.4%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 26,	May 28,	May 26,	May 28,
	2012	2011	2012	2011
Sales Detail by Category:
Training and consulting services	$38,213	$37,368	$110,201	$108,261
Products	2,291	2,958	7,057	5,777
Leasing	770	571	2,183	1,753

Total	$41,274	$40,897	$119,441	$115,791

Sales Detail by Region/Type:
U.S./Canada direct	$22,736	$22,535	$60,241	$62,643
International direct	5,612	5,319	20,693	19,423
Licensees	3,581	3,389	10,793	9,480
National account practices	5,917	5,249	17,197	14,011
Self-funded marketing	2,132	3,476	6,871	7,403
Other	1,296	929	3,646	2,831

Total	$41,274	$40,897	$119,441	$115,791

FRANKLIN COVEY CO.
Selected Statement of Cash Flows Information
(in thousands and unaudited)

	Three Quarters Ended
	May 26,	May 28,
	2012	2011

Cash provided by operating activities	$8,678	$6,213

Cash paid for purchases of property and equipment	(1,428)	(1,940)

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands)

	May 26,	August 31,
	2012	2011
Assets	(unaudited)
Current assets:
Cash	$6,465	$3,016
Accounts receivable, less allowance for
doubtful accounts of $697 and $798	31,593	32,412
Receivable from related party	6,259	5,717
Inventories	3,775	4,301
Deferred income taxes	2,977	3,005
Other current assets	4,052	3,605
Total current assets	55,121	52,056

Property and equipment, net	18,112	19,143
Intangible assets, net	59,825	61,703
Goodwill	9,172	9,172
Other assets	9,432	9,353
	$151,662	$151,427

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$957	$857
Current portion of bank note payable	2,500	2,292
Accounts payable	6,263	9,154
Income taxes payable	251	285
Accrued liabilities	18,899	22,813
Total current liabilities	28,870	35,401

Financing obligation, less current portion	28,778	29,507
Bank note payable, less current portion	833	2,708
Other liabilities	444	411
Deferred income tax liabilities	5,712	4,084
Total liabilities	64,637	72,111

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	182,023	179,515
Common stock warrants	5,260	5,260
Retained earnings	22,710	18,269
Accumulated other comprehensive income	3,260	3,592
Treasury stock at cost, 9,307 and 9,386 shares	(127,581)	(128,673)
Total shareholders' equity	87,025	79,316
	$151,662	$151,427